Exhibit 10.19

January 13, 2012

Ms. Suzanne Sawochka Hooper

Via Email

Re:	Offer of Employment with Jazz Pharmaceuticals, Inc.

Dear Suzanne,

I am very pleased to invite you to join Jazz Pharmaceuticals, Inc. (“Jazz Pharmaceuticals”) and, following the closing of the transaction with Azur Pharma, Jazz Pharmaceuticals plc. This letter sets out the basic terms of your employment with Jazz Pharmaceuticals.

1. Duties and Responsibilities: Effective March 12, 2012, you will be an employee of Jazz Pharmaceuticals, Inc. and your assignment will be as an executive officer (subject to approval by the Board of Directors at its February 2012 meeting) and General Counsel of Jazz Pharmaceuticals plc, reporting to Bruce Cozadd, Chairman & Chief Executive Officer. Between the date of commencement of your employment and March 12, 2012 you will be an employee of Jazz Pharmaceuticals, Inc. with such duties and responsibilities as are determined by Mr. Cozadd. This offer is for a full time position. The position may require you to travel from time to time to other locations as may be necessary to fulfill your responsibilities. As part of your employment relationship, you agree to comply with Jazz Pharmaceuticals’ policies and procedures in effect from time to time during your employment.

2. Salary and Bonus: Your initial annual base salary will be $465,000, payable in accordance with Jazz Pharmaceuticals’ customary payroll practices, for all hours worked. Salary is subject to periodic review and adjustment by Jazz Pharmaceuticals, in accordance with its normal practices. The Company has a cash bonus plan under which annual bonuses may be given based on the Company meeting its annual objectives, and each employee’s meeting of his or her objectives. Your bonus target will be 50% of salary paid during the calendar year. Whether there will be a bonus in any year, and the size of any bonus if there is one, is within the discretion of the Board of Directors.

3. Additional Bonus: Jazz Pharmaceuticals will pay you a one time cash bonus of $125,000 payable on the first regular pay day after March 12, 2012, in accordance with customary payroll practices. Subject to your continued employment in good standing, you will be paid a cash bonus of $62,500 payable on the closest pay date after 6 months of continued employment and an additional cash bonus of $62,500 on the closest pay date after 12 months of continued employment. In each case bonuses will be paid in accordance with then current customary payroll practices.

4. Benefits: You generally will be eligible to receive all benefits which are extended to other similarly-situated employees at Jazz Pharmaceuticals, including medical and dental benefits, life insurance and other benefits offered to regular employees. You will be eligible for paid time off and holidays in accordance with Jazz Pharmaceuticals’ policies. As a Corporate Officer, you will be a participant in the company’s Amended and Restated Executive Change of Control and Severance Benefit Plan.

5. Confidential Information; Employee Confidential Information and Inventions Agreement: To enable Jazz Pharmaceuticals to safeguard its proprietary and confidential information, it is a condition of employment that you sign Jazz Pharmaceuticals’ standard form of “Employee Confidential Information and Inventions Agreement.” We understand that you are likely to have signed similar agreements with prior employers, and wish to impress upon you that Jazz Pharmaceuticals does not want to receive the confidential or proprietary information of others, and will support you in respecting your lawful obligations to prior employers. By accepting this offer, you are representing to Jazz Pharmaceuticals that your performance of your duties will not violate any agreements you may have with, or trade secrets of, any third parties. You agree that, during your employment with Jazz Pharmaceuticals, you will not engage in any business activity that competes with Jazz Pharmaceuticals, and you will notify your supervisor if you are considering accepting outside work.

6. Code of Conduct: Jazz Pharmaceuticals is committed to integrity and the pursuit of excellence in all we do. We fulfill these commitments while upholding a high level of ethical conduct. The Code of Conduct (enclosed) is one element of Jazz Pharmaceuticals’ efforts to ensure lawful and ethical conduct by the company and its subsidiaries and their employees, officers and directors. It is a condition of employment that you read, agree to and sign the enclosed form certifying that you will abide by Jazz Pharmaceuticals’ Code of Conduct by the time you begin active employment at Jazz Pharmaceuticals. If you have questions about the Code of Conduct, please let Human Resources know and we will ensure that you receive answers to your inquiries as quickly as possible.

7. At-Will Employment: Should you decide to accept our offer, you will be an “at-will” employee of Jazz Pharmaceuticals. This means that either you or Jazz Pharmaceuticals may terminate the employment relationship with or without cause at any time. Participation in any benefit, compensation or bonus program does not change the nature of the employment relationship, which remains “at-will”.

8. Authorization to Work: Federal government regulations require that all prospective employees present documentation verifying their identity and demonstrating that they are authorized to work in the United States. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact Heather McGaughey, our Vice President, Human Resources. Your employment is contingent on your ability to prove your identity and authorization to work in the United States, and your complying with the government’s employment verification requirements.

9. Background Check: This offer is contingent on the successful completion of a background check in compliance with Jazz Pharmaceuticals’ SOX practices.

10. Complete Offer and Agreement: This letter contains our complete understanding and agreement regarding the terms of your employment by Jazz Pharmaceuticals. There are no other, different or prior agreements or understandings on this or related subjects. Changes to the terms of your employment can be made only in a writing signed by you and the Chief Executive Officer of Jazz Pharmaceuticals, although it is understood that as part of the policy of employment at will, Jazz Pharmaceuticals may, from time to time, in its sole discretion, adjust your salary, incentive compensation and benefits, as well as your job title, location, duties, responsibilities, assignments and reporting relationships.

11. Acceptance of Offer: We look forward to your acceptance of this offer and hope you will begin your full-time employment at Jazz Pharmaceuticals soon. If our offer is acceptable to you, please sign the enclosed copy of this letter in the space indicated and return it to me no later than January 20, 2012.

12. Severability: If any provision of this offer is held to be invalid, void or unenforceable, the remainder of the agreement set forth herein will remain unaffected, and you and Jazz Pharmaceuticals will work together to achieve the intent of the affected provisions.

Suzanne, our team is impressed by your accomplishments and potential, and we are enthusiastic at the prospect of your joining us. I look forward to your early acceptance of this offer, and to your contributions to the growth and success of Jazz Pharmaceuticals.

Sincerely,

/s/ Bruce Cozadd

Bruce Cozadd

Chief Executive Officer

ACCEPTANCE OF EMPLOYMENT OFFER:

I accept the offer of employment by Jazz Pharmaceuticals, Inc. on the terms described in this letter.

Signature:     /s/ Suzanne Hooper

Date: 1/19/12

My start date will be February 6, 2012, expected. To be confirmed.